UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2020

MYRIAD GENETICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-26642	87-0494517
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

320 Wakara Way

Salt Lake City, Utah 84108

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (801) 584-3600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Public Common Stock, $0.01 par value	MYGN	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) On August 13, 2020, the Board of Directors (the “Board”) of Myriad Genetics, Inc. (“Myriad”) appointed Paul J. Diaz as Myriad’s President and Chief Executive Officer. In addition, on August 13, 2020, the Board approved an increase in the size of the Board from ten to eleven members and appointed Paul J. Diaz to fill the newly created vacancy, effective August 13, 2020, to serve as a Class II Director with a term expiring at Myriad’s 2022 Annual Meeting of Stockholders.

In connection with such appointment, R. Bryan Riggsbee departed from his position as Myriad’s Interim President and Chief Executive Officer, effective August 13, 2020. Mr. Riggsbee will continue to serve as Myriad’s Executive Vice President and Chief Financial Officer.

Mr. Diaz, 58, served as the President and Chief Executive Officer and Executive Director and Director of Kindred Healthcare, Inc. for over ten years, where he led the growth, revitalization and diversification of the business that positioned Kindred as the largest provider of post-acute health care services in the United States. Most recently, Mr. Diaz was a Partner at Cressey & Company LP, a private equity firm focusing on healthcare services and HCIT companies. Mr. Diaz is an experienced director and operating executive, having served as an executive and board member of multiple public and private companies. He currently serves on the board of DaVita, Inc. (NYSE: DVA) and is a member of the Board of Trustees of Johns Hopkins Medicine. Mr. Diaz graduated from The American University with a B.S. in Business Administration and with a J.D. from The Georgetown University Law Center.

There are no arrangements or understandings between Mr. Diaz and any other person pursuant to which he was appointed as an officer and director of Myriad. Mr. Diaz does not have any family relationship with any director or other executive officer of Myriad and is not party to any related party transactions required to be reported pursuant to Item 404(a) of Regulation S-K.

In connection with his appointment, Myriad entered into an employment agreement with Mr. Diaz, dated July 24, 2020 (the “Employment Agreement”), setting forth Mr. Diaz’s compensation and certain other terms and commencing employment on August 13, 2020. Pursuant to the Employment Agreement, Mr. Diaz will be paid an annual base salary of $1,000,000. Mr. Diaz will be eligible to receive an annual target cash bonus equal to 100% of his annual base salary upon achievement of goals to be established by the Board each fiscal year and will be eligible to participate in Myriad’s annual long-term incentive bonus program. In additional, Mr. Diaz will be entitled to a signing bonus in the amount of $1,000,000, half of which will be paid on the first regularly scheduled payroll date following the commencement of Mr. Diaz’s employment and half of which will be paid following the first anniversary of Mr. Diaz’s employment with Myriad. Mr. Diaz will also be eligible to participate in the standard health, welfare and retirement benefit plans that are applicable to employees of Myriad. The Employment Agreement provided for the grant to Mr. Diaz, in connection with the commencement of his employment on August 13, 2020, of restricted stock unit awards and non-qualified stock options for the purchase of shares of Myriad’s common stock, as inducement awards material to Mr. Diaz entering into employment with Myriad, pursuant to Nasdaq Rule 5635(c)(4). Mr. Diaz will not be entitled to any compensation for his service as a director on the board. Myriad and Mr. Diaz also entered into an Indemnification Agreement, dated August 13, 2020, and a Confidentiality, Non-Competition, Non-Solicitation and Inventions Assignment Agreement, dated as of July 24, 2020.

The foregoing description of the Employment Agreement, Indemnification Agreement and Confidentiality, Non-Competition, Non-Solicitation and Inventions Assignment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreements, copies of which will be filed with the Company’s Quarterly Report on 10-Q for the quarter ending September 30, 2020.

On August 13, 2020, the Company issued a press release announcing Mr. Diaz’s appointment as President and Chief Executive Officer. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

(d) The information contained in Item 5.02(c) of this Current Report on Form 8-K is hereby incorporated by reference into this Item 5.02(d).

ITEM 9.01	Financial Statements and Exhibits.

Exhibit Number	Description

99.1	Press Release, dated August 13, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

The exhibit(s) may contain hypertext links to information on our website or other parties’ websites. The information on our website and other parties’ websites is not incorporated by reference into this Current Report on Form 8-K and does not constitute a part of this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYRIAD GENETICS, INC.

Date: August 13, 2020	By:	/s/ R. Bryan Riggsbee
R. Bryan Riggsbee
Interim President and Chief Executive Officer, Chief Financial Officer